Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form type)

Third Coast Bancshares, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $1.00 per share	Other	400,000	$21.96	$8,784,000	$92.70 per million dollars	$814.28

Other	Participation Interests	Other	(3)	–	–	–	–

Total Offering Amounts					$8,784,000		$814.28

Total Fee Offsets							—

Net Fee Due							$814.28

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional indeterminable number of shares of common stock, par value $1.00 per share (“Common Stock”), that may become issuable under the Third Coast Bank, SSB 401(k) and Employee Stock Ownership Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act. The maximum offering price per share and the maximum aggregate offering price are based on a price of $21.96 per share, which is the average of the high and low sales prices of shares of Common Stock on The Nasdaq Stock Market LLC on June 29, 2022.

(3)

Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also registers an indeterminate amount of interests to be offered or sold pursuant to the Plan. In accordance with Rule 457(h)(2) under the Securities Act, no separate fee is required for such interests.